                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                            HI-LO AUTOMOTIVE, INC.
                                      AT
                              $4.35 NET PER SHARE
                                      BY
                          SHAMROCK ACQUISITION, INC.,
                           A WHOLLY OWNED SUBSIDIARY
                                      OF

                           O'REILLY AUTOMOTIVE, INC.



                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
               AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
                JANUARY 26, 1998, UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF DIRECTORS OF HI-LO AUTOMOTIVE, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN), WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 14.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile), together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or, in lieu of delivering certificates representing such Shares, tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                               ----------------

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION

December 24, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION..............................................................    1
THE TENDER OFFER..........................................................    3
   1.Terms of the Offer...................................................    3
   2.Acceptance for Payment and Payment for Shares........................    4
   3.Procedures for Tendering Shares......................................    6
   4.Withdrawal Rights....................................................    8
   5.Certain Federal Income Tax Consequences..............................    9
   6.Price Range of Shares; Dividends.....................................   10
   7.Effect of the Offer on the Market for the Shares; Exchange Listing
       and Exchange Act Registration; Margin Regulations..................   10
   8.Certain Information Concerning the Company...........................   11
   9.Certain Information Concerning the Purchaser and Parent..............   13
  10.Background of the Offer; Contacts with the Company...................   15
  11.Purpose of the Offer and the Merger; Plans for the Company...........   16
  12.The Merger Agreement; Confidentiality Agreement......................   18
  13.Source and Amount of Funds...........................................   25
  14.Certain Conditions of the Offer......................................   26
  15.Certain Legal Matters................................................   27
  16.Fees and Expenses....................................................   30
  17.Miscellaneous........................................................   31
Schedule I--Information Concerning the Directors and Executive Officers of
 Parent and the Purchaser.................................................  I-1

To the Holders of Shares of Common Stock of Hi-Lo Automotive, Inc.:

                                 INTRODUCTION

  Shamrock Acquisition, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of O'Reilly Automotive, Inc., a Missouri corporation ("Parent"), hereby offers to purchase all outstanding shares of the Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement (as defined below), of Hi-Lo Automotive, Inc., a Delaware corporation (the "Company"), at a price of $4.35 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Parent will pay all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation, as Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  SBC Warburg Dillon Read, Inc. ("SBC Warburg Dillon Read"), the Company's financial advisor, has delivered to the Company Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to such stockholders. A copy of the opinion of SBC Warburg Dillon Read is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). The Company has represented and warranted to the Purchaser and Parent in the Merger Agreement that, as of December 15, 1997, 10,775,109 Shares were issued and outstanding, and 507,223 Shares were issuable pursuant to options ("Options"), excluding 587,566 shares issuable upon the exercise of options which the Company's directors and executive officers have agreed not to exercise, granted under the Company's option plans and pursuant to the Associate Purchase Plan (as defined in Section 12). Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or convertible securities convertible into Shares) have been issued since December 15, 1997 (other than Shares issued pursuant to the exercise of the stock options referred to above), if 5,641,167 Shares were validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) pursuant to the terms of the Offer, the Minimum Condition would be satisfied.

  CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 14. THE PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER (EXCEPT THAT THE MINIMUM CONDITION MAY NOT BE WAIVED WITHOUT THE COMPANY'S CONSENT). SEE SECTION 14.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent, the Company or any wholly owned subsidiary of Parent or the Company and Shares held by stockholders who perfect their dissenters' rights under Delaware law) will be cancelled and converted automatically into the right to receive $4.35 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 12.

  The Merger Agreement provides that, upon the purchase by Purchaser of a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company shall, at such time, upon the request of Purchaser promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be elected to the Company Board, if necessary, by increasing the size of the Company Board or securing resignations of incumbent directors or both.

  Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the stockholders, in accordance with Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed 10 business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares.

  The Rights. The Company has distributed one Right for each outstanding Share of Common Stock pursuant to the Rights Agreement, dated as of August 28, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended (the "Rights Agreement"). Based on the information disclosed by the Company in the Schedule 14D-9 in connection with and prior to the Company's entering into the Merger Agreement, on December 23, 1997, the Company Board approved an amendment to the Rights Agreement to provide that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby will not cause (i) Parent and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution or a Shares Acquisition Date (as each such term is defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, January 26, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, subject to the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. If requested by the Company, the Purchaser is required to extend the Offer from time to time until 90 days after commencement of the Offer if on the scheduled Expiration Date any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the other conditions set forth in
Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, but shall not be obligated, to decline to purchase any of the Shares tendered, delay the acceptance for payment of any Shares or terminate or amend the Offer, subject to the terms of the Merger Agreement. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive in whole or in part, at any time and from time to time, any or all of such conditions, provided that the Minimum Condition cannot be waived by the Purchaser without the written consent of the Company. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer, subject to certain conditions as set forth in the Merger Agreement, (i) for a period not to exceed 10 business days if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares and (ii) for a period not to exceed five business days, if an Adverse Market Change (as hereinafter defined) shall have occurred and be continuing on the scheduled Expiration Date. See Section 12.

  Pursuant to the Merger Agreement, the Purchaser may not, without the written consent of the Company, (i) decrease the price per Share payable in the Offer,
(ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) impose additional conditions to the Offer or modify the conditions in a manner adverse to the holders of Shares or (v) amend any other term of the Offer in a manner adverse to the holders of the Shares. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

  There can be no assurance that either the Company or the Purchaser will exercise its rights to cause the Purchaser to extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the

Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares in accordance with the procedures set forth in Section 4. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Securities and Exchange Commission (the "Commission") has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase in consideration.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's reasonable discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act.

  Any such delays will be effected in compliance with Rule 14e-1(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay any charges and expenses of the Depositary and the Information Agent.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing such unpurchased Shares or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, or (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below, in each case prior to the Expiration Date.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY
THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the

Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing materials are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify, under penalty or perjury, that such TIN is correct and that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

  Appointment as Proxy; Distributions. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the

Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the purchase of the Shares by the Purchaser in accordance with the terms of the Offer.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  Binding Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below or at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 21, 1998.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. Withdrawals of tenders of Shares may not be rescinded. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in
Section 3 on or prior to the Expiration Date.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of perfected dissenter rights under the DGCL). The discussion applies only to stockholders in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are held as a capital asset by the stockholder, and will be long-term gain or loss if the Shares were held by the stockholder for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). In addition, the recently enacted Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and the Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than eighteen months.

  6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are listed and traded on the NYSE under the symbol "HLO." The following table sets forth, for the fiscal quarters indicated, the high and low reported sales prices per Share on the NYSE as reported by the Dow Jones News Service.

                                                                  HIGH    LOW
                                                                 ------- ------
Fiscal Year Ended December 31, 1995:
  First Quarter................................................. $11 5/8 $   8
  Second Quarter................................................ $10 7/8 $7 7/8
  Third Quarter................................................. $10 7/8 $   7
  Fourth Quarter................................................ $ 7 1/4 $4 1/2
Fiscal Year Ended December 31, 1996:
  First Quarter................................................. $ 6 1/8 $3 1/2
  Second Quarter................................................ $ 6 1/4 $4 1/4
  Third Quarter................................................. $ 4 3/4 $3 1/8
  Fourth Quarter................................................ $ 3 5/8 $2 1/4
Fiscal Year Ending December 31, 1997:
  First Quarter................................................. $ 4 3/8 $2 1/2
  Second Quarter................................................ $ 3 5/8 $2 1/2
  Third Quarter................................................. $ 3 3/4 $2 3/4
  Fourth Quarter (through December 22, 1997).................... $ 5 1/2 $2 5/8

  On December 22, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $3 1/4. Stockholders are urged to obtain a current market quotation for the Shares.

  The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of any of its capital stock. See Section 12.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE and deregistered under Section 12(b) of the Exchange Act. Parent intends to cause the delisting by the NYSE and deregistration of the Shares following consummation of the Offer.

  According to the published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10 percent or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $8,000,000. The Company has advised Purchaser that, as of December 17, 1997, there were 10,775,109 Shares outstanding, held by approximately 430 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over the counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

  Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing banks to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares might no longer be eligible as collateral for loans made by banks.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

  THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES FROM THE NYSE AND TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND/OR TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

  8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser or the Dealer Manager.

  The Company is a Delaware corporation and its principal executive offices are located at 2575 West Bellfort, Houston, Texas 77054.

  The Company sells automotive aftermarket parts, products and accessories for domestic and imported cars, vans and light trucks to "Do-It-Yourself" ("DIY") consumers and commercial auto repair outlets. DIY consumers purchase parts, products and accessories and perform their own installation and maintenance. Commercial repair outlets include professional mechanics, auto repair shops, auto dealers, fleet owners, and mass and general merchandisers with auto repair facilities that perform installation and maintenance work for a fee. At September 30, 1997, the Company had 187 stores, 70 located in the greater Houston metropolitan area, 31 in the Dallas/Fort Worth area, 9 in the Austin area, 8 in San Antonio, 45 located in other cities and communities in Texas, 17 located in Louisiana, and 7 located in Southern California. The Company has closed 8 stores since June 30, 1996 and through September 30, 1997. At September 30, 1997, the Company had consolidated total assets of $142.8 million and consolidated stockholders' equity of $61.2 million and employed approximately 2,560 persons.

  Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1996 Annual Report to Stockholders and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, both filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                             HI-LO AUTOMOTIVE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           NINE MONTHS ENDED     FISCAL YEAR ENDED DECEMBER
                             SEPTEMBER 30,                  31,
                           -----------------     ------------------------------
                             1997     1996         1996         1995   1994(1)
                           -------- --------     --------     -------- --------
                              (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales............... $184,559 $192,323     $248,599     $262,486 $235,384
  Income (loss) from
   operations.............    6,344  (57,541)(2)  (59,316)(2)    8,429   17,508
  Net income (loss).......    1,933  (51,905)     (53,723)       1,688    9,133
  Net income (loss) per
   share.................. $   0.18 $  (4.83)    $  (4.99)    $    .16 $    .85
  Weighted average shares
   outstanding............   10,775   10,756       10,756       10,733   10,736

                                          AT SEPTEMBER 30,  AT DECEMBER 31,
                                          ---------------- --------------------
                                                1997         1996        1995
                                          ---------------- --------    --------
                                            (UNAUDITED)
BALANCE SHEET DATA:
  Inventories............................     $ 92,381     $ 91,401    $ 96,900
  Working capital........................       74,641       73,388      78,392
  Property and equipment, net............       29,716       31,980      47,823
  Total assets...........................      142,835      142,338     198,973
  Long-term debt, excluding current
   maturities............................       42,654       45,612      44,132
  Stockholders' equity...................       61,227       59,294(2)  112,978

--------
(1) Includes the results of operations of the former Wesco Stores from their acquisition date in November 1994.
(2) A provision for asset impairment and store closings of $51.4 million was recorded in the third quarter of 1996. The provision included a $37.7 million charge for intangibles, primarily cost in excess of net assets acquired (goodwill), and a $13.7 million charge for store closings, write offs of certain store fixed assets and of certain assets at the Company's distribution center, and liquidation of real estate previously acquired for future expansion.

  The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission, including the Company. Reports, proxy statements and other information concerning the Company should also be on file at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

  The Purchaser. The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of the Purchaser are located at 233 South Patterson, Springfield, Missouri 65802. The Purchaser is a wholly owned subsidiary of Parent.

  Parent. Parent is a corporation organized under the laws of Missouri and its principal executive offices are located at 233 South Patterson, Springfield, Missouri 65802.

  Parent is a specialty retailer and supplier of automotive aftermarket parts, tools, supplies equipment and accessories to both DIY customers and professional mechanics or service technicians ("Professional Installers"). Parent, which was founded in 1957 by the O'Reilly family in Springfield, Missouri, operates 259 stores (at December 15, 1997) within the states of Missouri, Arkansas, Kansas, Oklahoma, Nebraska and Iowa. Parent stores carry an extensive product line consisting of (i) new and remanufactured automotive hard parts, such as alternators, starters, fuel pumps, water pumps, and brake shoes and pads, (ii) maintenance items, such as oil, antifreeze, fluids, engine additives and appearance products, (iii) accessories, such as floor mats and seat covers, and (iv) a complete line of autobody paint and related materials, automotive tools and professional service equipment. Parent offers machining services through its Parent stores, but does not sell tires or perform automotive repairs or installations. Approximately 97% of its 1996 product sales were generated through the Parent store network, of which approximately one-half was derived from DIY customers and one-half from Professional Installers. The remaining 3% of Parent's product sales was generated by its wholly owned subsidiary, Ozark Automotive Distributors, Inc., through wholesale sales to independently owned auto parts stores.

  Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries for the nine month periods ended September 30, 1997 and 1996 and the fiscal years ended December 31, 1996, 1995 and 1994. Such financial information has been taken from the periodic reports and other documents filed by Parent with the Commission. More comprehensive information concerning Parent is included in such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth below.

                           O'REILLY AUTOMOTIVE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1997     1996     1996     1995     1994
                                   -------- -------- -------- -------- --------
                                      (UNAUDITED)
INCOME STATEMENT DATA:
Net sales......................... $238,437 $194,535 $259,243 $201,492 $167,057
Income from operations............   27,888   22,126   28,851   22,037   17,157
Net income........................   17,710   14,457   18,971   14,091   11,072
Net income per share.............. $   0.84 $   0.69 $   0.91 $   0.79 $   0.64
Shares used in computing earnings
 per share........................   21,019   20,844   20,864   17,820   17,310

--------
Note: All earnings per share and weighted average shares outstanding have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend distributed on August 31, 1997.

                                               AT SEPTEMBER 30, AT DECEMBER 31,
                                               ---------------- ---------------
                                                     1997        1996    1995
                                               ---------------- ------- -------
                                                 (UNAUDITED)
BALANCE SHEET DATA:
Inventory.....................................     $107,330     $83,909 $58,979
Working capital...............................       88,569      74,403  80,471
Property and equipment, net...................       98,600      79,785  51,951
Total assets..................................      229,721     183,623 153,604
Long-term debt, less current portion..........       13,898         237     358
Stockholders' equity..........................      175,865     155,782 133,870

--------
Note: The balance sheet at December 31, 1996, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  Parent is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8, except that the Parent's common stock is traded on the Nasdaq National Market, and reports, proxy statements and other information concerning Parent should also be on file at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

  Except as set forth in the following sentence, none of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither Parent nor the Purchaser, nor, to the best knowledge of Parent and the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. Charles H. O'Reilly, Sr. beneficially owns 10,000 Shares purchased through a broker on November 7, 1997, at a price of $2.75 per share. Charles H. O'Reilly, Jr. may be deemed to beneficially own 1,000 Shares purchased through a broker on November 14, 1997, at a price of $2.75 per share and held in a trust controlled by Mr. O'Reilly and his wife.

  Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best of the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

  10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  In the spring of 1997, a group of dissident stockholders commenced but then abandoned a proxy solicitation with the intention of replacing certain members of the Company Board and adopting a proposal calling for the sale of the Company. In the course of its discussions with stockholders regarding the proxy contest, management became aware of the sentiment of certain of the Company's stockholders that the Company be sold or combined with another auto parts chain. Following discussions at a regularly scheduled meeting of the Company Board on May 20, 1997, the Board concluded that entering into a business combination with a complementary auto parts chain or selling the Company would likely return value to the Company's stockholders sooner and with more certainty than continuing the Company's strategy independently. The Company selected and engaged SBC Warburg Dillon Read to assist and advise the Company Board in seeking out a potential merger partner or acquiror of the Company.

  During June and July of 1997, SBC Warburg Dillon Read contacted a number of potential acquirors, including Parent. Parent indicated that it was not interested in pursuing a transaction with the Company at that time. The Company entered into confidentiality agreements and provided information to some of these potential acquirors, including Discount Auto Parts, Inc. ("Discount"). The Company entered into negotiations with Discount beginning on September 22, 1997 and on October 17, 1997, the Company and Discount entered into a definitive merger agreement (the "Discount Merger Agreement").

  On October 29, 1997, Parent contacted Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a financial advisor that has provided services to Parent from time to time to discuss the potential benefits of an acquisition of the Company by Parent. Shortly thereafter, DLJ contacted the Company's financial advisor, SBC Warburg Dillon Read, to discuss the procedure for Parent to pursue a transaction with the Company.

  During the week of November 3, Parent and DLJ conducted a preliminary analysis, based on publicly available information, of a transaction between Parent and the Company. Parent and DLJ had various teleconferences and meetings during this period to review the benefits of a potential transaction with the Company. On November 6, 1997, at a regularly scheduled meeting of the Board of Directors of Parent (the "Parent Board"), senior management presented the results of its preliminary analysis of the Company and the Parent Board discussed the merits of a potential business combination with the Company. Following these discussions, the Parent Board authorized senior management to pursue a transaction with the Company. During the weeks of November 10 and November 17, the Company and DLJ continued to review the merits of the transaction.

  On November 25, 1997, Parent submitted a written proposal to the Company to acquire all outstanding shares of the Company at a per Share price of $4.25, subject to the satisfactory completion of its due diligence investigation and reaching a definitive agreement. On November 26, 1997, representatives of the Company indicated that the Company would be interested in pursuing further discussions involving a potential transaction with Parent. The Company and Parent entered into a confidentiality agreement on November 26, 1997 agreeing to keep certain information provided by the Company confidential.

  Discussions between representatives of the Company and representatives of Parent commenced on December 1, 1997 with respect to a potential acquisition of the Company by Parent and certain information about the Company was provided to Parent.

  During the weeks of December 1 and 8, 1997, various due diligence meetings and conference calls were conducted between Parent, Company and their respective advisors. During the week of December 8, 1997, such due diligence activities included site visits to the Company's retail locations by representatives of the Parent to conduct on-site reviews of the Company's operations. Also during the week of December 8, 1997, representatives of the Company and Parent and their advisors met to discuss the status of the due diligence process and to continue the Parent's due diligence investigation.

  On December 16, 1997, counsel to Parent provided an initial draft of the Merger Agreement to the Company and its counsel. Commencing December 17, 1997, and continuing through December 22, 1997, extensive negotiations were conducted with respect to the Merger Agreement, including an increase in the Parent's original offer to $4.35 per Share, and revised drafts were exchanged.

  At a meeting of the Board of Directors of Parent commenced during the morning of December 22, 1997 and reconvened during the afternoon of December 22, the Parent Board considered presentations from, and reviewed the terms and conditions of the current draft of the Merger Agreement with, among others, senior management of Parent, Parent's legal advisor and DLJ. DLJ made a presentation to the Parent Board and delivered its opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Offer to Parent. The Parent Board then unanimously approved and adopted the Merger Agreement and approved the transactions contemplated thereby, subject to termination by the Company of the Discount Merger Agreement pursuant to the terms of the Discount Merger Agreement.

  Also, on the afternoon of December 22, 1997, the Company Board met to consider the terms of the proposed transaction. SBC Warburg Dillon Read made a presentation to the Company Board and delivered its opinion as to the fairness, from a financial point of view, of the $4.35 cash consideration to be paid in the Offer and the Merger to the Company and the holders of the outstanding Shares. The Company Board then unanimously authorized the termination of the Discount Merger Agreement after payment of the required termination fee, approved and adopted the Merger Agreement and approved the transactions contemplated thereby subject to termination of the Discount Merger Agreement.

  The Discount Merger Agreement was terminated and a termination fee of $4.0 million was paid by the Company during the morning of December 23, 1997, and immediately thereafter, Parent, Purchaser and the Company entered into the Merger Agreement.

  The parties issued a press release announcing the transaction immediately thereafter. A copy of the press release has been filed with the Commission as an exhibit to the Schedule 14D-1 of Parent and the Purchaser (the "Schedule 14D-1"). On December 24, 1997, the Purchaser and Parent commenced the Offer.

  11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  General. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of Purchaser.

  The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Company Board and generally by the holders of a majority of the Company's outstanding voting securities. The Company Board has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available.

  Plans for the Company. It is currently expected that, following consummation of the Offer, initially the business and the operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company, at the discretion of the Company Board which will consist of a majority of Parent's representatives, substantially as they are currently being conducted with such changes as deemed appropriate by such Board. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as its deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

  Except as indicated in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

  Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares beneficially acquired by Parent and the Purchaser.

  The Merger. In general, under the DGCL and the Company's Certificate of Incorporation, the Merger requires the approval of the Company Board and the approval by the holders of a majority of all outstanding Shares.

  If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), the Purchaser would have sufficient voting power to effect the Merger without the vote of any other stockholders.

  Further, the DGCL provides that if the parent corporation owns 90% or more of each class of outstanding shares of a Delaware subsidiary, the Delaware subsidiary may be the surviving corporation of a merger with its parent corporation upon a majority vote of each corporation's entire board of directors, without action or vote by the stockholders of either corporation. Accordingly, if the Purchaser acquires at least 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Purchaser has agreed that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition. If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer time may be required to effect the Merger because a vote or the consent of the Company's stockholders would be required under the DGCL.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

  12. THE MERGER AGREEMENT; CONFIDENTIALITY AGREEMENT.

  The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning given to them in the Merger Agreement.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the Expiration Date, a number of Shares which, together with any Shares beneficially owned by Parent and Purchaser, represent a majority of the outstanding Shares on a Fully Diluted Basis. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, change the form of consideration to be paid in the Offer, reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, impose additional conditions to the Offer or amend any condition of the Offer in a manner adverse to the holders of Shares. In the event that all conditions of the Offer have not been satisfied or waived by the Expiration Date, January 26, 1998, the Purchaser is required, at the request of the Company, to extend the Offer from time to time until 90 days after the commencement of the Offer. Additionally, the Merger Agreement provides that notwithstanding that all conditions are satisfied or waived prior to the scheduled Expiration Date, the Purchaser may extend the Offer, subject to certain conditions, (i) for a period not to exceed 10 business days if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares and (ii) for a period not to exceed five business days if an Adverse Market Change shall have occurred and be continuing on the scheduled Expiration Date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as practicable after expiration of the Offer.

  As used in the Merger Agreement, the following terms shall have the meanings set forth below:

  "Adverse Market Change" means (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or the Nasdaq National Market,
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States and having an adverse effect on the financial markets in the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority, agency or commission on the extension of credit by banks or other lending institutions in the United States, and (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

  "Fully Diluted Basis" means as of any time, all of the Shares plus all shares of the Common Stock issuable upon exercise of outstanding options to acquire the Common Stock minus 587,566 shares of Common Stock issuable upon exercise of options which the holders thereof have irrevocably agreed in writing, in a form satisfactory to Parent, not to exercise.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, as soon as practicable, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

  The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the transactions contemplated therein substantially on the terms contemplated thereby; (iii) any waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and (iv) Purchaser shall have purchased Shares pursuant to the Offer.

  At the Effective Time of the Merger (i) each issued and outstanding Share (other than Dissenting Shares and Shares that are owned by the Company or any wholly owned subsidiary of the Company, any Shares owned by Parent or any wholly owned subsidiary of Parent, or any Shares which are held by stockholders exercising dissenters' rights, if any, under Delaware law) will be converted into the right to receive the Merger Consideration, and (ii) each issued and outstanding share of capital stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

  The Company Board. The Merger Agreement provides that upon the purchase and payment by Parent or the Purchaser of Shares representing at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate such number of directors (rounded up to the next whole number) on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company shall, at such time, upon the request of

Purchaser promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be elected to the Company Board, if necessary by increasing the size of the Company Board or securing resignations of incumbent directors or both. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such subsidiary board of directors.

  The Merger Agreement further provides that, notwithstanding the provisions of the foregoing paragraph, until the Effective Time of the Merger, the Company Board shall include at least two directors who were directors on the date of the Merger Agreement (the "Independent Directors"). From and after the time, if any, that Parent's designees constitute a majority of the Company Board, the affirmative vote of a majority of Independent Directors shall be required and shall be sufficient to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of the Company, any action to seek to enforce any obligation of Parent or Purchaser under the Merger Agreement and any other action by the Company Board under or in connection with the Merger Agreement. The Independent Directors shall be appointed as a Special Committee of the Company Board and have full power and authority solely with respect to the matters set forth in the previous sentence.

  Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement;
(ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and include in any preliminary or definitive proxy statement or information statement with respect to the Special Meeting (the "Proxy Statement"), the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby unless the Company Board determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Company Board to comply with its obligations or duties to the Company and its stockholders under applicable law; and (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Parent and the Purchaser, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and (B) obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby unless the Company Board determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Company Board to comply with its obligations or duties to the Company and its stockholders under applicable law. Purchaser and Parent have agreed to use commercially reasonable efforts to cause the Special Meeting to occur within 90 days after the purchase of Shares pursuant to the Offer and Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. IF THE PURCHASER ACQUIRES, THROUGH THE OFFER OR OTHERWISE, AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, THE PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO APPROVE THE MERGER, EVEN IF NO OTHER STOCKHOLDERS VOTE IN FAVOR OF THE MERGER.

  The Merger Agreement provides that in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as practicable after such acquisition, without a meeting of the stockholders of the Company.

  Options. Each option granted to the Company's employees, consultants or directors to acquire shares of Common Stock (each an "Option") that is outstanding immediately prior to the purchase of Shares pursuant to the Offer (irrespective of whether such Option is then exercisable) shall, on the fifth business day after the purchase by Purchaser of Shares pursuant to the Offer, be cancelled in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Common Stock subject to such Option and (ii) the excess of the Offer Price over the exercise price per share of such Option. Subject to the previous sentence, each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, be cancelled and no payments shall be made with respect thereto.

  Outstanding purchase rights under the Company's 1991 Associate Stock Purchase Plan (the "Associate Purchase Plan") (i) shall be exercised at the next scheduled date of exercise under the Associate Purchase Plan or (ii) shall be terminated. No purchase rights shall be granted or exercised under the Associate Purchase Plan, following such exercise date, and the Associate Purchase Plan shall be terminated as soon as practicable thereafter.

  Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent, prior to the time the directors of the Parent constitute a majority of the Company Board, the Company shall (a) cause, and cause each of its subsidiaries to, conduct its operations in all material respects according to their ordinary and usual course of business in substantially the same manner as heretofore conducted; (b) use its reasonable best efforts, and cause each of its subsidiaries to use its reasonable best efforts, to preserve intact its business organization in all material respects, keep available the services of its executive officers and key employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; (c) confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of ongoing operations (in each case to the extent Parent reasonably requires such information) and to consult with Parent regarding material operational decisions; (d) promptly notify Parent of any emergency or other change in the normal course of its or its subsidiaries' respective businesses or in the operation of its or its subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing is reasonably likely to have a Material Adverse Effect on the Company; (e) not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock; (f) not, and shall not permit any of its subsidiaries to, except as otherwise contemplated by the Merger Agreement or as may be required by applicable law, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers; (g) not, and shall not permit any of its subsidiaries to, subject to the provisions described below under the heading "--No Solicitation," authorize, or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights, in each case, not in the ordinary course of business; (h) not propose or adopt any amendments to its corporate charter or by-laws, except pursuant to the Merger as provided in the Merger Agreement; (i) not, and shall not permit any of its subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee plans, programs or arrangements and non-employee director plans; (j) not, and shall not permit any of its subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date of the Merger Agreement, to acquire any shares of its capital stock; (k) not, and shall not permit any of its subsidiaries to, purchase or redeem or offer to purchase or redeem any shares of its stock or any securities convertible into or exchangeable for shares of stock, except for the deemed repurchase of options in accordance with the terms of the Merger Agreement, or purchases, redemptions and offers to purchase in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date of the Merger Agreement; (l) not, and shall not permit any of its subsidiaries to, except as contemplated by the Merger Agreement or as may be required by applicable law, amend in any material respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date of the Merger Agreement, enter into or amend any employment or consulting agreement, adopt or enter into any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements or increase the base salary of any person who is a party to a Change of Control Employment Agreement or make any payments under any benefit plan to any director, employee, independent contractor or consultant (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as otherwise required by law or the provisions of such benefit plan); (m) not, and shall not permit any of its subsidiaries to, (i) enter into any material loan agreement or incur any indebtedness in excess of an aggregate of $100,000 other than pursuant to additional draws resulting in not in excess of an aggregate amount outstanding of $60,000,000 under the Company's credit facility with the CIT Group or amend the Company's credit facility with the CIT Group to increase the amount that may be borrowed thereunder, (ii) make or enter into any agreement or contract for capital expenditures in excess of $50,000, (iii) enter into any lease for any new store site or for real property in excess of $50,000 or any lease for personal property in excess of $20,000 or (iv) enter into any agreement or contract outside of the ordinary course of business of the Company or any of the Company's subsidiaries that involves performance of services or delivery of goods or materials by or to the Company or any of the Company's subsidiaries of an amount or value in excess of $50,000; (n) not, and shall not permit any of its subsidiaries to, make or change any material Tax election, file any amendment to any federal income Tax Return unless required by law, enter into any closing agreement, settle or compromise any material
Tax liability; (o) not adjust, split, combine or reclassify its capital stock;
(p) not enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; (q) not, and shall not permit any of its subsidiaries to, create any new subsidiaries; (r) except as required by the Merger Agreement, not take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby; (s) not, and shall not permit any of its subsidiaries to, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material property or assets other than in the ordinary course of business; (t) not enter into any financial derivative contracts; (u) not change in any material respect its accounting policies, methods or procedures except as required by GAAP; (v) except as may be required by the Merger Agreement or applicable law, not do any act or omit to do any act which would cause a breach of any contract, commitment or obligation if the result is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company; (w) except as otherwise permitted, not take any action with the intent of causing the conditions to the Offer set forth in the Merger Agreement to not be satisfied;
(x) not, other than pursuant to the Merger Agreement, take any action to cause the Common Stock to cease to be quoted on any of the stock exchanges on which the Common Stock is now quoted; (y) continue to provide training for employees of the Company and its subsidiaries commensurate with the training provided by the Company and its subsidiaries over the past twelve months; (z) subject to the limitations contained in the Merger Agreement, continue the level of recruiting activity and process employed by the Company and its subsidiaries over the past twelve months; (aa) not, and shall not permit any of its subsidiaries to, agree in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty contained in the Merger Agreement (except for representations and warranties made as of a specified date) untrue and incorrect in any material respect as of the Effective Time; (bb) not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the September 30, 1997 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice; or (cc) not settle or compromise any pending or threatened suit, action or claim not covered by insurance (without giving effect to deductibles in determining whether coverage exists) that is material or which relates to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; or (dd) not modify, amend or waive any terms or provisions of the Rights Agreement.

  No Solicitation. Pursuant to the Merger Agreement, the Company shall not, and shall not authorize or permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Takeover Proposal (as hereinafter defined), including without limitation by disclosure of non-public information, or (b) engage in discussions or negotiations relating to or accept any Takeover Proposal; provided, however, that nothing shall prohibit the Company and its Board from
(i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act, or (ii) at any time prior to the purchase of Shares pursuant to the Offer, engaging in discussions or negotiations with, and furnishing information (including non-public information) concerning the Company and its subsidiaries, businesses, properties or assets to, any third party which makes a Takeover Proposal (without any solicitation or initiation or knowing encouragement, directly or indirectly, by the Company or any of its representatives after the date of the Merger Agreement) if the Company Board determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to take such action will violate its obligations or duties to the Company and its stockholders under applicable law, or (iii) provided the Merger Agreement is terminated as described below in clause (iv) under the heading "--Termination; Fees," accepting a Superior Proposal (as hereinafter defined). Prior to furnishing information to or entering into discussions or negotiations with any person, the Company shall receive from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement (as defined below) unless the same terms are granted to Parent. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted heretofore by the Company or any of its representatives with respect to any Takeover Proposal existing on the date hereof. The Company agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, or who was given access in order to consider making, a Takeover Proposal, unless the Company Board determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that failure to take such action will violate its obligations or duties to the Company and its stockholders under applicable law. The Company shall notify Parent orally and in writing of any such Takeover Proposal received (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and shall keep Parent informed of the general status and any material changes in the terms and conditions of such Takeover Proposal. The Company agrees to promptly provide to Parent any information concerning the Company, its subsidiaries, business, properties or assets furnished to any third party which makes a Takeover Proposal and which has not previously been provided to Parent. As used in this Agreement, (i) "Takeover Proposal" shall mean any written proposal or offer, in each case made prior to the stockholder vote at the Special Meeting, other than a proposal or offer by Parent or any of its subsidiaries, for a tender offer, recapitalization, merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, the Company, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the members of the Company Board determines in their good faith reasonable judgment is more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement.

  Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (i) by mutual written consent of Parent and the Company; (ii) by (a) either the Company or Parent if Shares have not been purchased pursuant to the Offer on or before June 30, 1998 and
(b) the Company if after 90 days following the commencement of the Offer the conditions to the Offer have not been satisfied or waived and the Purchaser shall not have elected to extend the Offer; provided, that such right to terminate pursuant to clause (i) or (ii) will not be available to any party whose failure in any material respect to fulfill its obligation under the Merger Agreement proximately contribute to, or resulted in, the failure of Parent or the Purchaser to purchase the Shares pursuant to the Offer on or before such date; (iii) by either the Company or Parent if (a) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or (b) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove such injunction, order or decree; (iv) by the Company prior to the purchase of Shares pursuant to the Offer if the Company Board determines in good faith based upon advice of its outside counsel (a) that a Takeover Proposal constitutes a Superior Proposal and (b) that failure to accept such Superior Proposal will violate its obligations or duties to the Company and the Company's stockholders under applicable law, provided, that the Merger Agreement shall not terminate unless (Y) the Company has provided Parent with two business days' prior written notice of its intention to accept such Superior Proposal, together with a detailed description of the terms and conditions of such Superior Proposal and (Z) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal and pays the Termination Fee (as defined below); (v) by either the Company or Parent prior to the purchase of any Shares pursuant to the Offer if the other party shall have breached, or failed to comply with, in any material respect any of its obligations under the Merger Agreement or any representation or warranty made by such other party shall have been untrue when made or as of the time of such termination as if made on and as of such time (except for representations and warranties made as of a specified date, which need be true only as of the specified date), provided such breach, failure or misrepresentation is not cured within thirty days after notice thereof from the other party and with respect to any representation or warranty not qualified by "Material Adverse Effect," such breaches, failures or misrepresentations individually or in the aggregate, result or are reasonably likely to result in a Material Adverse Effect on the Company or Parent, as the case may be; (vi) by Parent if the Company Board or any committee of the Company Board, (a) shall withdraw, modify or change in any adverse manner (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Offer or the Merger, (b) shall approve or recommend any Takeover Proposal, other than by Parent or an affiliate of Parent, or (c) shall resolve to take any of the actions specified in clause (a) or (b) above; (vii) by the Company if Purchaser fails to commence the Offer on or prior to five business days following the date of initial public announcement of the Offer, provided that the Company may not terminate the Merger Agreement pursuant to this provision if the Company is at such time in breach in any material respect of its obligations under the Merger Agreement; or (viii) by either of the Company or Parent if the Offer shall have been terminated, or the Offer has expired without any Shares being purchased therein; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the termination of the Offer or the failure of Parent or Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date. Notwithstanding the foregoing, no termination by the Company shall be effective pursuant to clause
(vii) above under circumstances in which a Termination Fee would be payable by the Company unless concurrently with such termination, such Termination Fee is paid in full by the Company in accordance with the provisions of the Merger Agreement.

  In the event that (i) prior to the termination of the Merger Agreement any person shall have commenced, publicly proposed or communicated to the Company a Takeover Proposal and (a) the Offer shall have remained open for at least 20 business days, (b) the Minimum Condition shall not have been satisfied, (c) the Merger Agreement shall have been terminated pursuant to the provisions described in clause (ii), (iii), (v) or (vii) of the preceding paragraph and
(d) prior to the first anniversary of such termination, the Company shall consummate such Takeover Proposal; or (ii) if the Merger Agreement is terminated by the Company or Parent pursuant to clauses (iv) and (vi) of the preceding paragraph then in such event the Company shall pay Parent a termination fee of $4.75 million (the "Termination Fee"), which amount shall be paid by wire transfer of immediately available funds to an account designated by Parent.

  Indemnification. Pursuant to the Merger Agreement, for six years after the Effective Time, the Parent and the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify the present and former officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Delaware law, the terms of the Company's charter, by-laws and indemnification agreements, each as in effect as of the date of the Merger Agreement. For six years from the Effective Time, Parent shall maintain in effect the Company's directors' and officers' liability insurance policies and shall purchase such policy at or prior to the Closing Date.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, need for consents or approvals, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, insurance, litigation, title to properties, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, information to be contained in the Proxy Statement, the opinion of its financial advisor and significant vendor arrangements.

  Pursuant to the Merger Agreement, Parent and the Purchaser have made substantially similar representations and warranties as to their organization, authority, need for consents or approvals and information to be contained in the Proxy Statement.

  Confidentiality Agreement. Pursuant to the Confidentiality Agreement entered into on November 26, 1997 by Parent and the Company (the "Confidentiality Agreement"), the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the Commission as an exhibit to the Schedule 14D-1. Parent further agreed that, for a period of 12 months from the date of the Confidentiality Agreement, neither Parent nor any of its affiliates will knowingly, as a result of knowledge or information obtained from the Evaluation Material (as defined therein) or otherwise in connection with a possible transaction: (i) divert or attempt to divert any business or customer of the Company or any of its affiliates; nor (ii) employ or attempt to employ or divert a managerial, professional or executive employee of the Company or any of its affiliates.

  13. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger, repay outstanding indebtedness and pay the costs and expenses related to the Offer and the Merger is estimated to be approximately $100 million. Parent and Purchaser intend to obtain all funds required in connection with the Offer and the Merger from borrowings under a new $175 million Credit Facility (the "Facilities").

  The Parent has entered into a commitment letter (the "Commitment Letter") for the Facilities with NationsBank, N.A. ("NationsBank") and NationsBanc Montgomery Securities, Inc. ("NMSI"). NationsBank has committed to provide the Facilities upon the terms and subject to the conditions set forth in the Commitment Letter, and NMSI has committed to form a syndicate of financial institutions reasonably acceptable to Parent (the "Lenders") for the Facilities, upon the terms and subject to the conditions of the Commitment Letter.

  Pursuant to the Commitment Letter, the Facilities are expected to consist of an aggregate principal amount of up to $175 million as follows: (i) a $125 million revolving credit facility available to Parent (the "Revolving Credit Facility") and (ii) a $50 million term loan tender facility (the "Tender Facility") available to Purchaser and Parent.

  The following is a summary of the principal terms of the Facilities based upon the Commitment Letter. This summary is qualified in its entirety by reference to the Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1 filed by Parent with the Commission in connection with the Offer.

  The Commitment Letter provides that the commitments of NationsBank and NMSI will terminate unless the Facilities are closed on or prior to March 31, 1998.

  The Revolving Credit Facility will mature five years from closing of the Offer and the Tender Facility will be subject to quarterly amortization, in amounts to be determined, over a five year period following the closing of the Offer. In addition, the Facilities will be subject to certain mandatory prepayments and commitment reductions tied to the sale of assets and the issuance of permitted debt.

  The amounts borrowed pursuant to the Revolving Credit Facility and the Tender Facility will bear interest at a rate equal to, at Purchaser's option,
(i) LIBOR plus the Applicable Margin or (ii) the Alternate Base Rate (defined as the higher of (a) the NationsBank prime rate and (b) the Federal Funds Rate plus 0.50%) plus the Applicable Margin. The "Applicable Margin" will be set forth in a schedule to the Facilities to be determined by reference to a ratio of Parent's total funded debt to EBITDA.

  The Facilities will contain certain representations and warranties, certain negative and affirmative financial covenants, certain conditions and events of default which are customarily required for similar financings. Such covenants will include restrictions and limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt, capital expenditures, leases, incurrence of debt, liens, investments, transactions with affiliates, acquisitions, mergers, consolidations and asset sales. Furthermore, Parent will be required to maintain compliance with certain financial covenants such as minimum tangible net worth, a maximum leverage ratio, a minimum fixed charge coverage ratio, a current ratio and a limitation on capital expenditures. The Facilities will not require the granting of any security by Parent.

  The funding of the Facilities will be subject to customary closing conditions, including, among other things, the execution of satisfactory documentation, the receipt of all necessary governmental approvals, no material adverse change in the business or financial condition of Parent or the Company and completion of the Merger within 120 days after the Offer. Although Parent expects that the Facilities will be available to provide funds for the consummation of the Offer and the Merger in accordance with their respective terms, there can be no assurance that the Facilities will be consummated.

  Parent and Purchaser have agreed to pay certain fees to NationsBank and NMSI for their own account and for the account of the Lenders including: (i) an underwriting fee of 0.55% of the entire amount of the Facilities payable upon the closing of the Facilities and (ii) a fee equal to the lesser of 15% of any Termination Fee received by Parent pursuant to the Merger Agreement or $500,000, in the event that the acquisition is not consummated.

  Parent will pay an annual administrative fee of $35,000 to NationsBank for its own account as Agent for the Lenders under the Facilities, annually in advance on the date of closing of the Facilities and on each anniversary date thereafter, until the Facilities terminate.

  Purchaser anticipates that indebtedness incurred through borrowings under the Facilities in connection with the Offer and Merger will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Purchaser and its subsidiaries (including, following the Merger, funds generated by the Surviving Corporation), bank financing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Purchaser will employ to repay such indebtedness. Such decision will be made based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Purchaser may deem appropriate.

  14. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend the Offer under certain circumstances (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, pay for, and may delay the acceptance for payment of or, subject to the applicable rules and regulations of the Commission, payment for, any Shares tendered pursuant to the Offer, and may terminate the Offer and not accept for payment any Shares, if (x) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (y) the Minimum Condition has not been satisfied or (z) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares pursuant to the Offer, any of the following events shall have occurred:

    (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental authority, agency or commission ("Governmental Entity"), to the Offer or the Merger, that (i) prohibits or imposes any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries, which prohibition, limitation, disposition or hold separate obligation could reasonably be expected to have a Material Adverse Effect on Parent, (ii) restrains or prohibits the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) imposes material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or

    (b) (i) the Company Board (or any committee thereof) shall have withdrawn, modified or changed in any adverse manner to Parent and Purchaser its approval or recommendation of the Offer or the Merger or the Merger Agreement, or shall have endorsed, approved or recommended any other Takeover Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal pursuant to the provision described in clause (iv) under the heading "Termination Fees" in Section 12 hereof or

    (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, and with respect to any representations and warranties not qualified by "Material Adverse Effect," unless the inaccuracies under such representation and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company; or

    (d) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company; or

    (e) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

  which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

  The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and, subject to the Merger Agreement, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  (a) State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement for the purposes of Section 203 of the DGCL. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Except as described above with respect to Section 203 of the DGCL, the Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  (b) Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Parent and the Company expect to file their Notification and Report Forms with respect to the Offer under the HSR Act in the near future. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to injunctions and certain governmental actions.

  (c) Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

  As described in Section 13 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

  Rights Plan. In August of 1996, the Company Board adopted a preferred stock purchase rights plan pursuant to which holders of Common Stock were issued rights (exercisable after certain triggering events) to purchase shares of a series of preferred stock of the Company. The Rights Agreement was amended October 17, 1997. On December 23, 1997, the Rights Agreement was further amended to provide that the transactions contemplated by the Merger Agreement will not trigger the provisions of the Rights Agreement.

  16. FEES AND EXPENSES.

  Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  DLJ is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay DLJ for its services an initial financial advisory fee of $300,000, payable upon the earliest of (1) the commencement of the Offer, (2) the execution of a definitive agreement with respect to an acquisition of the Company by Parent, or (3) the time DLJ notifies the Board of Parent that it is prepared to deliver its fairness opinion. Parent has agreed to pay an additional fee of $50,000 for each update of a prior fairness opinion delivered by DLJ with respect to the Offer and, upon request by DLJ from time to time, to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, which amount may not exceed $50,000 without the prior approval of Parent. In addition, Parent has agreed to pay DLJ an amount equal to $1.25 million, less any amount paid pursuant to the preceding sentences, upon the earliest of: (a) the acquisition by Parent or any of its affiliates of a majority of the outstanding Shares calculated on a fully diluted basis; (b) a merger or consolidation of the Company with Parent or an affiliate of Parent;
(c) the acquisition by Parent or any of its affiliates of assets of the Company representing a majority of the Company's book value; or (d) in the consummation of certain other transactions. Parent has also agreed to indemnify DLJ and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. DLJ has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

  The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities law.

  In addition, Chase Mellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

  17. MISCELLANEOUS.

  The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

  Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          SHAMROCK ACQUISITION, INC.

December 24, 1997

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                     OFFICERS OF PARENT AND THE PURCHASER

  1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent.

  Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 233 South Patterson, Springfield, Missouri 65802. Directors are identified by an asterisk. Unless otherwise indicated, each such person is a citizen of the United States. Each of the directors listed below held the office or position last indicated as of five years ago.

    NAME AND CURRENT              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
    ----------------           --------------------------------------------------
James R. Batten......... Chief Financial Officer since March, 1994; Finance Manager from January, 1993 to March 1994. From September, 1986 until joining the Company in January, 1993, Mr. Batten was employed by the accounting firm of Whitlook, Selim & Keehn where he at-
                         tained the position of Audit Manager in 1991
*Jay D. Burchfield...... Chairman of the Board and Director of City Bancorp in Spring-
                         field, Missouri from January 1997 to present; Chairman of the
                         Board and CEO of Boatman's National Bank of Oklahoma in Tulsa,
                         Oklahoma from January 1996 to January 1997; Chairman, Presi-
                         dent and CEO of Boatman's Bank of Southern Missouri in Spring-
                         field, Missouri from April 1987 to January 1996
*Joe C. Greene.......... Attorney-At-Law and managing partner of the Springfield, Mis-
                         souri firm of Greene & Curtis, LLP; Mr. Greene has been en-
                         gaged in the private practice of law for more than 30 years
*Charles H. O'Reilly,    Chairman Emeritus since March 1993 and a co-founder of Parent;
 Sr..................... Chairman of the Board from 1975 to March 1993
*Charles H. O'Reilly,    Chairman of the Board since March 1993; President and Chief
 Jr..................... Executive Officer of Parent from 1975 to March 1993
*David E. O'Reilly...... President and Chief Executive Officer of Parent since March
                         1993; Vice President of Parent from 1975 to March 1993
*Lawrence P. O'Reilly... President and Chief Operating Officer of Parent since March
                         1993; Vice-President of Parent from 1975 to March 1993
Ted F. Wise............. Executive Vice-President since February, 1997. Prior to his current position, Mr. Wise had served as Senior Vice-President from March, 1993 until February, 1997 and as Vice-President--
                         Operations from June, 1984 until March, 1993
*Rosalie O'Reilly
 Wooten................. Executive Vice-President of Parent since 1980

  2. Directors and Executive Officers of the Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and officer of the Purchaser. Unless otherwise indicated, each person identified below is employed by the Purchaser. The principal address of the Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 233 South Patterson, Springfield, Missouri 65802. Directors are identified by an asterisk. Unless otherwise indicated, each such person is a citizen of the United States.

    NAME AND CURRENT              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
    ----------------           --------------------------------------------------
*David E. O'Reilly...... President of Purchaser since December 1997; President and
                         Chief Executive Officer of Parent since March 1993; Vice Pres-
                         ident of Parent from 1975 to March 1993
*Lawrence P. O'Reilly... Secretary of Purchaser since December 1997; President and
                         Chief Operating Officer of Parent since March 1993; Vice-Pres-
                         ident of Parent from 1975 to March 1993
*Charles H. O'Reilly,    Chairman of the Board of Parent since March 1993; President
 Jr..................... and Chief Executive Officer of Parent from 1975 to March 1993

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:
                   ChaseMellon Shareholder Services, L.L.C.

         By Mail:    Facsimile Transmission: 201-329-8936     By Hand:


                                                      ChaseMellon Shareholder
 ChaseMellon Shareholder                                  Services, L.L.C.
     Services, L.L.C.
              Confirmation of Receipt of Facsimile by Telephone:
                                 201-296-4860         120 Broadway--13th Floor
   Post Office Box 3301

                                                         New York, NY 10271
   South Hackensack, NJ                                 Attn: Reorganization
          07606                                              Department
   Attn: Reorganization
        Department
                             By Overnight Courier:

                   ChaseMellon Shareholder Services, L.L.C.
                              85 Challenger Road
                            Mail Drop Reorg. Dept.
                           Ridgefield Park, NJ 07660


  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED

                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                         (212) 750-5833 (Call collect)
                                      or
                         Call toll free 1-888-750-5834

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION

                                277 Park Avenue
                           New York, New York 10172
                         (212) 892-3663 (Call collect)